Exhibit 99.2

Clearway Energy Operating LLC, a Subsidiary of Clearway Energy, Inc.,
Announces Pricing of Offering of $600.0 Million of Senior Notes

PRINCETON, NJ; September 17, 2018 —  Clearway Energy Operating LLC (“Clearway Operating”), a subsidiary of Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) (“Clearway Energy”), has priced its offering of $600.0 million in aggregate principal amount of 5.750% senior notes due 2025 (the “Notes”). The size of the offering was increased from the previously announced $550.0 million aggregate principal amount. The Notes will be senior unsecured obligations of Clearway Operating and will be guaranteed by Clearway Energy LLC, Clearway Operating’s parent company, and by each of Clearway Operating’s wholly owned current and future subsidiaries that guarantees indebtedness under its credit agreement.

The Notes will mature on October 15, 2025. The offering is expected to close on October 1, 2018, subject to customary conditions.

Clearway Operating intends to use the proceeds of the offering to fund the repayment of all of Clearway Energy’s 3.50% convertible senior notes due 2019 (the “2019 Convertible Notes”), whether at maturity or pursuant to Clearway Energy’s outstanding Tender Offer (as defined below) for the 2019 Convertible Notes or through subsequent private or public tender or repurchases on the open market, and to partially fund the purchase price of Clearway Energy’s acquisition of Carlsbad Energy Holdings LLC from NRG Energy, Inc. Any remaining net proceeds will be used for other growth acquisitions, general corporate purposes and the payment of transaction fees and expenses.

The acquisition by Global Infrastructure Partners on August 31, 2018 of NRG Energy, Inc.’s full ownership interest in Clearway Energy constituted a Fundamental Change and a Make-Whole Fundamental Change under (and as defined in) the indentures governing the 2019 Convertible Notes and Clearway Energy’s 3.25% convertible senior notes due 2020 (the “2020 Convertible Notes” and, together with the 2019 Convertible Notes, the “Convertible Notes”). As a result, on September 10, 2018, as required pursuant to the indentures governing the Convertible Notes, Clearway Energy delivered to all holders of the Convertible Notes a Fundamental Change Notice and Offer to Purchase (the “Offer to Purchase”), and commenced an offer to purchase any and all of the Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to, but excluding, the Convertible Notes Fundamental Change purchase date (the “Tender Offer”).

This press release is for informational purposes only and is not an offer to buy, nor the solicitation of an offer to sell, any of the Convertible Notes. Clearway Energy’s Tender Offer is being made solely by its Offer to Purchase.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell, nor a solicitation for an offer to purchase the Notes.

About Clearway Energy

Clearway Energy, Inc., formerly NRG Yield, Inc., owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that have the capacity to support more than two million American homes and businesses. Clearway Energy’s thermal infrastructure assets provide steam, hot and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “believe” and similar terms. Although Clearway Energy believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Clearway Energy will consummate the offering, the anticipated terms of the Notes and the anticipated use of proceeds, including the results of the Tender Offer.

Clearway Energy undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause Clearway Energy’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy’s future results included in Clearway Energy’s filings, or the filings of Clearway Energy LLC, with the Securities and Exchange Commission at www.sec.gov.

Investor Contact
investor.relations@clearwayenergy.com

Media Contact
Ray Long
media@clearwayenergy.com